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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-46242

PROSPECTUS

YUM! Brands, Inc. YUM Direct
A Direct Purchase Program for YUM! Brands, Inc. Common Stock

        YUM! Brands, Inc. ("YUM" or the "Company") is pleased to offer you the opportunity to participate in YUM! Brands, Inc. YUM Direct ("YUM Direct" or the "Program"), a convenient and low-cost stock-purchase program available for new investors to make an initial purchase and for existing investors to increase their holdings of YUM common stock.

Program highlights include

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  Invest in YUM common stock through a convenient, low-cost method;

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  Build your investment over time, starting with as little as $250 for new investors or $25 for existing investors;

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  Invest in shares directly by check, money order or bank draft;

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  Authorize automatic monthly investments from your checking or savings account;

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  Invest as much as $250,000 per year; and

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  Elect to have future dividends, if any, automatically reinvested. No dividends have been paid on YUM common stock as of the date of this prospectus. This prospectus relates to 2,000,000 shares of YUM common stock, to be offered for purchase under YUM Direct.

        Please read this prospectus carefully and keep it and any future investment statements for future reference. If you have any questions about YUM Direct, please call American Stock Transfer & Trust Company ("AST"), the Program Administrator, toll free at 1-888-439-4YUM. Customer service representatives are available between the hours of 8:00 a.m. and 7:00 p.m. Eastern Time, Monday through Thursday, and 8:00 a.m. and 5:00 p.m. Eastern Time, Friday. Calls may be placed to the AST automated line 24 hours a day, seven days a week. The shares of YUM common stock being offered are not insured or protected by any governmental agency and involve investment risk including the possible loss of principal.

        Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be offered by this prospectus or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

        This prospectus is not an offer to sell securities and it is not soliciting an offer to buy securities in any state or country where the offer or sale is not permitted. To the extent required by applicable law in certain jurisdictions, shares offered through YUM Direct are offered only through a registered broker dealer in those jurisdictions.

The date of this prospectus is March 18, 2004.

The Company

        YUM is the world's largest quick-service restaurant ("QSR") company based on number of system units, with over 33,000 units in over 100 countries and territories. The YUM organization is currently made up of six operating companies organized around five restaurant concepts including KFC, Pizza Hut, Taco Bell, Long John Silver's ("LJS") and A&W All American Food Restaurants ("A&W") (the "Concepts"). The six operating companies are KFC, Pizza Hut, Taco Bell, LJS, A&W and Yum Restaurants International ("YRI").

        Through its five Concepts, the Company develops, operates, franchises and licenses a worldwide system of restaurants that prepare, package and sell a menu of competitively priced food items. These restaurants are operated by the Company or, under the terms of franchise or license agreements, by franchisees or licensees who are independent third parties, or by affiliates in which we own a noncontrolling equity interest.

General Development of Company

        In January 1997, PepsiCo announced its decision to spin-off its restaurant businesses to shareholders as an independent public company (the "Spin-off"). Effective October 6, 1997, PepsiCo disposed of its restaurant businesses by distributing all the outstanding shares of common stock of YUM to its shareholders. YUM's Common Stock began trading on the New York Stock Exchange on October 7, 1997, under the symbol "YUM." Prior to that date, from September 17, 1997, through October 6, 1997, YUM's Common Stock was traded on the New York Stock Exchange on a "when-issued" basis.

        On May 7, 2002, YUM completed the acquisition of Yorkshire Global Restaurants, Inc. ("YGR"), the parent company and operator of LJS and A&W. Additionally, on May 16, 2002, following receipt of shareholder approval, the Company changed its name from TRICON Global Restaurants, Inc. to YUM! Brands, Inc.

Cautionary Statement Regarding Forward-Looking Information

        This Prospectus, any accompanying Prospectus Supplement and the information incorporated by reference herein and therein contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements include those identified by such words as may, will, expect, project, anticipate, believe, plan and other similar terminology. These "forward-looking statements" reflect management's current expectations regarding future events and operating and financial performance and are based on data available at the time of the statements. Actual results involve risks and uncertainties, including both those specific to the Company and those specific to the industry, and could differ materially from expectations.

        Company risks and uncertainties include, but are not limited to, potentially substantial tax contingencies related to the Spin-off, which, if they occur, require us to indemnify PepsiCo, Inc.; changes in effective tax rates; our debt leverage and the attendant potential restriction on our ability to borrow in the future; potential unfavorable variances between estimated and actual liabilities; our ability to secure distribution of products and equipment to our restaurants on favorable economic terms and our ability to ensure adequate supply of restaurant products and equipment in our stores; effects and outcomes of legal claims involving the Company; the effectiveness of operating initiatives and advertising and promotional efforts; the ongoing financial viability of our franchisees and licensees; the success of our refranchising strategy; volatility of actuarially determined losses and loss estimates; and adoption of new or changes in accounting policies and practices including pronouncements promulgated by standard setting bodies.

        Industry risks and uncertainties include, but are not limited to, economic and political conditions in the countries and territories where we operate, including effects of war and terrorist activities; changes in legislation and governmental regulation; new product and concept development by us and/or our food industry competitors; changes in commodity, labor, and other operating costs; changes in competition in the food industry; publicity which may impact our business and/or industry; severe weather conditions; volatility of commodity costs; increases in minimum wage and other operating costs; availability and cost of land and construction; consumer preferences, spending patterns and demographic trends; political or economic instability in local markets and changes in currency exchange and interest rates; the impact that any widespread illness or general health concern may have on our business and/or the economy of the countries in which we operate.

        Additional factors that may cause results to differ are described in the Company's Forms 10-Q and 10-K (including the Form 10-K filed March 5, 2004) filed with the Securities and Exchange Commission, and are incorporated by reference.

Information about YUM Direct

        The following questions and answers explain and set forth the terms of YUM Direct.

1.     What is YUM Direct?

        YUM Direct is a convenient and low-cost purchase program available to new investors to make an initial purchase, and to existing shareholders to increase their holdings, of YUM common stock. Participants in the Program may elect to make optional cash investments through the Program Administrator, AST, and/or to have future dividends, if any, automatically reinvested in YUM common stock. No dividends have been paid on YUM common stock as of the date of this prospectus. See Question 9 for additional information.

        Participation in YUM Direct is entirely voluntary, and no advice is given regarding your decision to join the Program. However, if you decide to participate, an enrollment form and reply envelope are enclosed for your convenience.

2.     What options are available under the Program?

        YUM Direct allows participants to

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  Make initial investments in YUM common stock through the Program;

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  Make additional cash investments in YUM common stock, including the option of making automatic monthly purchases through authorized deductions from a designated checking or savings account; and

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  Have future common stock dividends, if any, automatically reinvested in additional shares of YUM common stock. No dividends have been paid on YUM common stock as of the date of this prospectus. See Question 9 for additional information.

        Please refer to Question 8 for details on fees to be paid by participants, to Question 9 for further information regarding dividend reinvestment and to Question 10 for further information regarding the methods of making additional cash investments.

3.     Who is eligible to participate in YUM Direct?

        All U.S. citizens are eligible to participate in YUM Direct whether or not they are currently shareholders of YUM.

4.     Can non-U.S. citizens participate in YUM Direct?

        Yes. If you are not a U.S. citizen, you can participate in YUM Direct, provided no laws or governmental regulations exist that would prohibit participation or that would affect the terms of the Program. YUM reserves the right to prohibit or terminate participation of any shareholder if it deems it advisable under any applicable laws or regulations. All Program funds must be in U.S. funds and drawn on a U.S. bank. If you are outside the U.S., contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, checks clearing through non-U.S. banks are not accepted. Also, third-party checks are not accepted. Please contact your local bank for details on how to complete the transaction.

5.     How does a YUM shareholder participate in YUM Direct?

        If you are already a YUM shareholder of record (that is, if you own shares that are registered in your name, not your bank's or broker's) and have received this Prospectus, you may send in additional cash investments if you choose.

6.     I already own shares, but they are held by my bank or broker and registered in "street name." How can I participate in the Program?

        If your shares of YUM common stock are registered in the name of a bank, broker or other nominee, you have two alternatives to participate. You may arrange for that bank, broker or nominee to register at least one share directly in your name in order to be eligible to participate. As an alternative, you may also enroll in the Program in the same manner as someone who is not currently a YUM shareholder. See Question 7 for more information.

7.     I am not currently a YUM shareholder. How do I enroll in the Program?

        If you do not currently own any YUM common stock and you wish to become a shareholder and a participant in YUM Direct, you may enroll in the Program by completing an enrollment form and sending with it an initial investment amount of at least $250 and no more than $250,000. Initial cash investments can be made by check, money order or bank draft made payable to AST and sent to AST, the Program Administrator, at the address listed on the enrollment form. All money must be in U.S. funds and drawn on a U.S. bank. If you are outside the U.S., contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, checks clearing through non-U.S. banks are not accepted. Also, third-party checks are not accepted.

        Send all payments and correspondence regarding YUM Direct to the following address:

YUM! Brands, Inc. YUM Direct
c/o American Stock Transfer
Post Office Box 922
Wall Street Station
New York, NY 10269-0560
Attn: DRIP Department

8.     Are fees associated with participation?

        The Program Administrator will deduct a service charge for each transaction made by you, whether the transaction is your initial investment, an additional investment or a sale of shares held through YUM Direct. For each investment transaction (initial or additional) you will be charged $2.50 plus your proportionate share of brokerage commissions on the transaction ($0.10 per share on investment transactions). If you request a sale of some of or all your shares held in the Program, you will be charged a service charge of $15 per transaction, plus your proportionate share of brokerage commissions on the transaction ($0.10 per share on sale transactions).

        The fees associated with participation in the Program are summarized in the following chart:

Costs to Participants

	Fees	Brokerage Commission
Initial and Additional Investment Fee	$2.50 per transaction	$0.10 per share
Sales	$15 per transaction	$0.10 per share
Safekeeping	$7.50	None
Returned Funds	$25 See Question 15 for more information	None

9.     What happens if the Company should commence paying dividends in the future?

        No dividends have been paid on YUM common stock as of the date of this prospectus. The payment of future dividends is subject to the discretion of YUM's Board of Directors, the financial condition of YUM and other factors. If dividends on YUM common stock were instituted at any time in the future, you could elect to either receive such dividends in cash or to reinvest them in the purchase of additional shares. The options available to you would be as follows:

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  Full Dividend Reinvestment.  If you select this option, the Program Administrator would apply cash dividends on all your YUM common stock toward the purchase of additional shares of YUM common stock.

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  Partial Dividend Reinvestment.  If you select this option, the Program Administrator would apply the cash dividends on the specified shares of YUM common stock toward the purchase of additional shares. We would then continue to pay you cash dividends on the remaining shares of YUM common stock then owned by you.

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  No Dividend Reinvestment.  If you select this option, cash dividends would not be reinvested. Instead, you would receive a check for cash dividends on all your YUM common stock.

        You would be able to change your election at any time either by completing and submitting a new enrollment form by mail or online, or by contacting AST, the Program Administrator, directly at 1-888-439-4YUM.

        Access existing YUM Direct accounts online at the following URL: https://secure.amstock.com/Shareholder/sh_login.asp. Your account number and Social Security Number are required. Your account number is printed on your statements. If you do not know your account number, please call AST at 1-888-439-4986 or YUM Shareholder Coordinator at 1-888-298-6986. You may also request a PIN to access your account at the same URL.

10.   How do I make an additional investment in YUM common stock?

        You may make additional investments in YUM common stock by choosing between the following options:

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  Check.  You may send AST, the Program Administrator, a check, money order or bank draft made payable to AST in U.S. dollars and drawn on a U.S. bank. If you are outside the U.S.A., contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, checks clearing through non-U.S. banks are not accepted. Third-party checks are also not accepted. All checks, money orders and bank drafts should be sent to AST at the address previously given and also printed on the additional investment tear-off form attached to each statement you receive. This address also appears on the enrollment form for initial investments.

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  Automatic Deduction from Bank Account.  As an alternative to sending checks, you may elect to have funds automatically deducted every month from your checking or savings account at a qualified financial institution. You may elect this option by simply completing and signing the automatic monthly investment form, providing the necessary information, together with a voided blank check or checking or savings account deposit slip, and designating the amount, account number and U.S. bank routing number from which the funds are to be withdrawn each month. Automatic investment forms are available from AST, the Program Administrator. You may change the amount of funds to be deducted or terminate an automatic monthly investment of funds by either calling AST at 1-888-439-4YUM or by completing and submitting to AST a new automatic investment form.

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  The amount of your automatic monthly purchases will be debited from your bank account on the 25th day of each month. If this day is a weekend or holiday, the debit date will be the next succeeding business day. Shares will be purchased the next available investment day.

11.   What are the minimum and maximum investment amounts?

        If you are a registered YUM shareholder, your investments in YUM common stock must be for a minimum of $25 and may not exceed $250,000 per calendar year. Whether participating through use of a personal check, money order or bank draft, or through the automatic deduction feature, the $25 minimum and $250,000 annual investment maximum apply. If you are not a registered shareholder and are a first-time investor in YUM Direct, your initial investment must be for at least $250 and cannot exceed the $250,000 annual investment maximum. All amounts must be in U.S. dollars and drawn on a U.S. bank. If you are outside the U.S., contact your bank to verify that it can provide you with a check that clears through a U.S. bank and can print the dollar amount in U.S. funds. Due to the longer clearance period, checks clearing through non-U.S. banks are not accepted. Third-party checks are also not accepted.

12.   When will shares be purchased under the Program?

        General.    For optional cash investments, the Program Administrator will attempt to buy shares daily on the open market through registered broker dealers. Checks for purchases received before noon (Eastern Time) are generally invested the next business day. Checks for purchases received after noon (Eastern Time) are generally invested the second business day after receipt. If checks are returned for insufficient funds or any other reason, a number of shares in the account are sold to cover the value of the shares purchased plus all applicable fees. Each investment day all funds are pooled and commingled with the other funds received for investment on that date and shares are purchased on behalf of the pool. Shares are then allocated to each investor based on the weighted average purchase price per share for all shares purchased under the Program on a given investment date or payable date should dividends on the common stock be instituted at some time in the future. Transaction confirmations are mailed daily. Currently, the Program Administrator purchases shares daily. If funds are received on a day the New York Stock Exchange is not open or is not a business day in New York, the investment will occur on the next succeeding business day; however, shares will be purchased no later than three business days after funds are received.

        Automatic Monthly Investments.    If you elect this option, your funds will be debited from your bank account on the 25th day of each month. If the 25th day of the month is a weekend or holiday, the debit date will be the next succeeding business day.

        Dividend Reinvestments.    If dividends on YUM common stock were instituted in the future, you could elect to reinvest all or part of your dividends. If you reinvest all or part of your dividends, the funds will be commingled and invested together with daily optional investments. If the dividend payment date falls on a day other than a business day, the funds will be invested on the first business day following the dividend payable date. Dividend reinvestment fees are 2% (maximum $2.50) plus $0.10 per share. No dividends have been paid on YUM common stock as of the date of this prospectus. See Question 9 for additional information.

13.   At what price will shares be purchased?

        Your purchase price will be the weighted average purchase price per share for all shares purchased under the Program on a given investment date or payable date should dividends on the common stock be instituted at some time in the future.

14.   Will fractional shares be purchased?

        If any optional investment or dividend reinvestment is not sufficient to purchase a whole share of YUM common stock, a fractional share equivalent will be credited to your account.

15.   How are investments with "returned funds" handled?

        In the event that any check or other deposit is returned unpaid for any reason or your predesignated bank account does not have sufficient funds for an automatic deduction, $25 is the returned-funds charge; the Program Administrator will consider the request for that purchase null and void and will immediately remove from your YUM Direct account any shares already purchased in anticipation of receiving those funds. If the net proceeds from the sale of those shares are insufficient to satisfy the balance of the amount due, the Program Administrator may sell the number of shares from your YUM Direct account as necessary to satisfy the balance due and the returned-funds charge.

16.   Will interest be paid on YUM Direct accounts?

        No interest will be paid on amounts held pending investments.

17.   What is the source of YUM common stock purchased through the Program?

        Shares are usually purchased in the open market through a registered broker dealer; however, at YUM's option, newly issued or reacquired shares may be purchased directly from YUM (at the per share closing price on the New York Stock Exchange on the investment date). Shares purchased directly from the company are not subject to a broker's commission. Share purchases in the open market may be made on any stock exchange where YUM common stock is traded or by negotiated transactions on such terms as the Program Administrator may reasonably determine. Neither YUM nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by the Program Administrator.

18.   Who will hold the shares purchased through YUM Direct?

        Shares purchased through YUM Direct are held in safekeeping in book-entry form on the Program Administrator's records. The number of shares (including fractional shares) held for each participant will be shown on each account statement.

19.   How may I obtain a stock certificate?

        You may obtain a certificate (at no cost) for some of or all your whole shares at any time by simply requesting the Program Administrator to withdraw shares from your YUM Direct account. You may make such a request

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  by accessing www.amstock.com on the Internet

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  by calling the Program Administrator at 1-888-439-4YUM

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  by using the tear-off form attached to your YUM Direct account statement.

        Certificates are normally issued to participants within three business days after receipt of the request and mailed no later than the day after the issuance. Withdrawing shares from your Program account would not affect your dividend reinvestment election should dividends on the common stock be instituted at some time in the future. Dividends, if paid, would continue to be reinvested unless a new election were made. No certificates will be issued for fractional shares of common stock; instead, the market value of any fractional share will be paid in cash.

20.   May I add my certificate shares of YUM common stock to YUM Direct for safekeeping?

        At the time of enrollment in the Program or at any later time, you may use the Program's share certificate safekeeping service to deposit with the Program Administrator any YUM common-stock certificates in your possession and registered in your name. To combine shares held in certificate form with shares held in your YUM Direct account, you must complete the tear-off form attached to your account statement and submit it with your certificates to the address on the tear-off form. The certificates do not need to be endorsed. You should send your stock certificates by certified, registered or insured mail, or by some other safe means, because you bear the risk of loss in transit. The fee for safekeeping certificate shares is $7.50.

21.   How may I sell shares I hold through the Program?

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  by accessing www.amstock.com on the Internet

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  by calling the Program Administrator at 1-888-439-4YUM

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  by using the tear-off form attached to your YUM Direct account statement.

        Shares held in your YUM Direct account can be sold on your behalf by either calling the Program Administrator directly at 1-888-439-4YUM or by completing and submitting the tear-off form attached to your account statement. On receipt of a request to sell some of or all your shares, the Program Administrator will cause your shares to be sold on the open market no later than three business days after receipt of your request and will send you the proceeds less a service charge of $15 and applicable brokerage commissions ($0.10 per share). Currently, the Program Administrator sells shares daily. All sell orders received by noon (Eastern Time) will result in shares being sold the next business day. Sell orders received after noon (Eastern Time) will result in shares being sold the second business day after receipt. The market value of any fractional share will be paid in cash. Proceeds are normally paid by check, which is distributed within five business days after the sale.

        You should be aware that the price of YUM common stock may rise or fall during the period between a request for sale, its receipt by the Program Administrator and the ultimate sale on the open market. In addition, if a request to sell all your Program shares and close your Program account is received by the Program Administrator three days prior to a dividend payable date (should cash dividends on the common stock be instituted at some time in the future), the dividend payable on that date will automatically be paid in cash, and subsequent dividends will be paid in cash. If your request is received less than three days prior to a dividend payable date, your request will be processed, and the dividend payable on that date will be reinvested if you have previously chosen to reinvest your dividends. However, your account will be coded to pay future dividends in cash, and you will have to submit an additional request to close your account. Instructions sent to the Program Administrator to sell shares are binding. You may not change or rescind a sell order once submitted to the Program Administrator.

22.   Can I transfer shares that I hold in the Program to someone else?

        You may transfer ownership of some or all your shares held through YUM Direct. You may call the Program Administrator at 1-888-439-4YUM for complete transfer instructions.

        The Program Administrator's transfer instructions will include transfer forms, which you or your legally designated representative must complete, sign and return to the following address:

American Stock Transfer
Transfer Department
59 Maiden Lane
New York, NY 10038-0560

        Your signature must be "Medallion Guaranteed" by a financial institution. Most banks and brokers participate in the Medallion Guarantee program. The Medallion Guarantee program ensures that the individual signing is in fact the owner of the participant's account. A notary is not sufficient. The Medallion Guarantee form may be downloaded from the following URL: http://www.amstock.com/shareholder/sh_downloads.asp

        If you do not send a completed enrollment form indicating how dividends, if paid, are to be treated, the Program Administrator will assume that you prefer full dividend reinvestment, and your account will be set up for full dividend reinvestment until you change your election. See Question 24 for information on how to change your election. You may transfer shares to new or existing YUM shareholders. A new YUM Direct account will be opened for a transferee only as a result of a transfer of one full share or more. If you open a new YUM Direct account for a transferee, you must include an enrollment form with the gift/transfer instructions.

23.   I've just moved. How can I request a change of address or update other personal data?

        It is important that our records contain your most up-to-date personal data. If you need to request a change, you may call the Program Administrator at 1-888-439-4YUM, write to them at the address listed under Question 25 or change your address online when you have completed the procedure to gain online access to your account. See Question 9.

24.   How can I modify or close my YUM Direct account?

        You can modify or close your YUM Direct account at any time by either (i) calling AST, the Program Administrator, at 1-888-439-4YUM, (ii) accessing your account on the Internet at www.amstock.com or (iii) providing AST with instructions mailed to the address listed under Question 25, provided your notification is received by the third business day preceding a dividend record date (should cash dividends on the common stock be instituted at some time in the future). If a request to either sell all your shares or to stop dividend reinvestment is received before the third business day preceding the dividend payable date, the dividend payable on that date will automatically be paid in cash, and subsequent dividends will be paid in cash. If your request is received less than three days prior to a dividend payable date, your request will be processed, but the dividend payable on that date will be reinvested if you have previously chosen to reinvest your dividends. However, your account will be coded to pay future dividends in cash, and you will have to submit an additional request to close your account.

        Your elections under the Program can be changed or discontinued as follows:

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  Completing and submitting an authorization form on the Internet at www.amstock.com, by mail or by calling the Program Administrator at 1-888-439-4YUM to change your elections regarding investments by automatic bank deduction and/or dividend reinvestment (should dividends on the common stock be instituted sometime in the future) while still keeping your shares in your YUM Direct account; or

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  Closing your YUM Direct account by requesting (online or by mail or by telephone) that all shares be issued in the form of a stock certificate and a check be issued for the value of any fractional share. If you made this election and your request is received before the third business day preceding a dividend payable date (should dividends on the common stock be instituted at some time in the future), the dividend payable on that date will automatically be paid in cash, and subsequent dividends will be paid in cash. If your request is received less than three days prior to a dividend payable date, your request will be processed, but the dividend payable on that date will be reinvested if you have previously chosen to reinvest your dividends. However, your account will be coded to pay future dividends in cash, and you will have to submit an additional request to close your account. See Question 19 for additional information on obtaining a stock certificate; or

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  Alternatively, you may close your YUM Direct account by submitting a request on the Internet at www.amstock.com, by mail or telephone that all shares are to be sold on the open market and a check remitted to you for the proceeds for all full and fractional shares, less a service charge of $15 and applicable broker commissions and fees ($0.10 per share). If your notification is received less than three business days preceding a dividend record date (should dividends on the common stock be instituted at some time in the future), the sale will be postponed, and your account will not be closed until after you receive the shares resulting from the pending dividend reinvestment. Your account will be coded to pay future dividends in cash, and you will have to submit an additional request to close your account.

25.   Who administers YUM Direct? How do I contact them?

        AST, Program Administrator, directs the purchase of shares and holds shares of YUM common stock acquired under YUM Direct, keeps records, sends statements of account activity to participants and performs other related duties.

        Send all payments and correspondence regarding YUM Direct to:

YUM! Brands, Inc. YUM Direct
c/o American Stock Transfer
Post Office Box 922
Wall Street Station
New York, NY 10269-0560
Attn: DRIP Department
www.amstock.com

        You may also telephone the Program Administrator toll free at 1-888-439-4YUM, 24 hours a day, seven days a week. Customer service representatives are available between the hours of 8:00 a.m. and 7:00 p.m. Eastern Time, Monday through Thursday, and 8:00 a.m. and 5:00 p.m. Eastern Time, Friday.

26.   What reports will I receive?

        Easy-to-read statements of your calendar-year-to-date account activity will be sent to you after the settlement of each Program transaction, which will simplify your record keeping. Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service charges, as well as any activity associated with share deposits or withdrawals. Please notify the Program Administrator promptly at either the address or telephone number listed under Question 25 if your address changes.

        In addition, you will receive copies of the same communications sent to all other holders of YUM common stock, such as annual reports and proxy statements. You will also receive Internal Revenue Service information returns if required. Please retain all transaction statements for your records. The statements contain important information particularly related to taxes.

        The Securities and Exchange Commission has adopted rules related to two or more shareholders sharing the same address. The rules permit companies and intermediaries, such as transfer agents and brokers, to satisfy delivery requirements for proxy statements and other shareholder mailings by delivering a single copy of any shareholder document to those shareholders. This process, commonly referred to as householding, potentially provides extra convenience for shareholders and cost savings for companies.

        YUM! Brands will deliver a single copy of proxy statements and other shareholder documents to multiple shareholders sharing an address (householding) unless contrary instructions have been received from affected shareholders. Sixty (60) days after you have received notice from the Company, materials will be householded to your address. Householding will continue until you are notified otherwise or until you revoke your consent. Please note: Separate proxy cards will continue to be sent for each shareholder sharing the same address.

        No action is required if you wish to participate in householding. Please notify the Company, if at any time (1) you no longer wish to participate in householding and prefer to receive separate shareholder documents or (2) if you are receiving multiple copies of shareholder documents, including the proxy statement, and wish to receive only one. You can notify us by calling Yum! Brands Investor Relations at (800) 439-4986, by sending an e-mail to yum.investor@yum.com or by sending a written request to the following address:

YUM! Brands, Inc.
Shareholder Coordinator
1441 Gardiner Lane
Louisville, Kentucky 40213

27.   What happens if YUM issues a stock dividend or declares a stock split or rights offering?

        Any stock dividends or split shares distributed by YUM to holders of common stock held in YUM Direct accounts will be added to your account balance. You will receive a statement indicating the number of shares distributed or dividends earned as a result of the transaction. In the event of a rights offering, you will receive rights based on the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a YUM Direct account.

        Transaction processing may be either curtailed or suspended until the completion of any stock-dividend distribution, stock split or rights offering.

28.   How do I vote my YUM Direct shares at shareholders' meetings?

        In connection with any meeting of YUM shareholders, you will receive proxy materials, including a proxy card representing both the shares for which you hold physical certificates and the shares held in your YUM Direct account. Those shares will be voted as you indicate on your proxy card, whether mailed or voted by telephone or online. Fractional shares will be voted. If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all your shares will be voted in accordance with the recommendations of YUM's Board of Directors. This is the same procedure that is followed for all other shareholders who return signed proxy cards or vote by telephone or online and do not provide voting instructions. If you do not return the proxy card or vote by telephone or on the Internet, or if you do not sign or electronically acknowledge the proxy, none of your shares will be voted. To receive your proxy materials electronically, contact the Program Administrator and provide your e-mail address. The Program Administrator's toll-free number is 888/439-4986. To send an e-mail on the Internet, access the following URL: https://secure.amstock.com/contact/nav_webrequest.asp.

29.   Can the Program be changed or terminated?

        YUM and the Program Administrator may suspend, modify or terminate the Program at any time. All participants will receive notice of any suspension, modification or termination. If YUM Direct is terminated, certificates for whole shares held in your YUM Direct account will be issued, and a cash payment will be made for any fractional share.

        The Program Administrator also may terminate your YUM Direct account if you do not own at least one whole share of YUM common stock. In the event your YUM Direct account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, and your account will be closed.

30.   What are the responsibilities of AST?

        AST acts as the Program Administrator of YUM Direct. The Program Administrator keeps records, sends statements of account to participants and performs other duties relating to the program.

        Neither YUM nor AST will be liable for any act or omission to act, which was done in good faith, including but not limited to any claim of liability as a result of the failure to purchase, sell or terminate a participant's account or the failure to terminate a participant's account on the participant's death prior to receipt of notice in writing of the death along with a request to terminate participation from a qualified representative of the deceased.

        Neither YUM nor AST can assure you of a profit or protect you against a loss with respect to shares purchased through YUM Direct.

31.   What are the federal income tax consequences of participating in the Program?

        Participants in the Program are advised to consult their own tax advisors with respect to the tax consequences of participation in YUM Direct (including federal, state, local and other tax laws and U.S. tax withholding laws) applicable to their particular situations.

        Cash dividends, if any, reinvested under the Program will be taxable for U.S. federal income tax purposes as having been received by you even though you have not actually received them in cash. The total amount of dividends, if any, paid to you during a calendar year, whether or not they are reinvested, will be reported to you and the U.S. Internal Revenue Service shortly after the close of each year.

        You will not realize gain or loss for U.S. federal income tax purposes with a transfer of shares to your YUM Direct account or the withdrawal of whole shares from your account. You will, however, generally realize gain or loss with the receipt of cash for fractional shares held in the Program. You will also realize gain or loss when shares are sold. The amount of gain or loss will be the difference between the amount that you receive for the shares sold and your tax basis in the shares (generally, the amount you paid for the shares). In order to determine the tax basis for shares in your account, you should retain all account transaction statements.

        Program participants who are nonresident aliens or non-U.S. corporations, partnerships or other entities generally are subject to a withholding tax on dividends, if any, paid on shares held in the Program. Where applicable, this withholding tax generally is imposed at the rate of 30%, but this rate may be reduced by treaty between the U.S. and the country in which the participant resides.

        Dividends, if any, paid on shares in YUM Direct accounts may be subject to the "backup withholding" provisions of the Internal Revenue Code. See Question 9 for additional information. If you fail to furnish a properly completed Form W-9 or its equivalent, unless you are exempt from the withholding requirements described in Section 3406 of the Internal Revenue Code, the Program Administrator must withhold funds at the current applicable tax rate from the amount of dividends, the proceeds of the sale of a fractional share and the proceeds of any sale of whole shares.

32.   Where can I find more information?

        YUM files annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission ("SEC"). Our SEC filings are available to the public over the Internet at either YUM's Web site http:/www.yum.com or the SEC's Web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference facilities:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

        You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus constitutes part of a registration statement on Form S-3 filed by YUM under the Securities Act of 1933 (the "Securities Act"). As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Incorporation of Information YUM Files with the SEC

        The SEC allows us to "incorporate by reference" in this prospectus the information we file with the SEC, which means

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated.

        We incorporate by reference the documents listed below that were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

  1.
  Our annual report on Form 10-K for the fiscal year ended December 27, 2003, filed on March 5, 2004.

  2.
  Our quarterly reports on Form 10-Q.

  3.
  Our current reports on Form 8-K.

  4.
  Our registration statement on Form 8-A filed on July 31, 1998.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus and prior to the time we sell all the shares of common stock offered by this prospectus:

  •
  reports filed under Section 13(a) and (c) of the Exchange Act;

  •
  definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

  •
  any reports filed under Section 15(d) of the Exchange Act.

        You can obtain any of the filings incorporated by reference in this document through us, through our Web site previously listed or from the SEC through the SEC's Web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:

YUM! Brands, Inc.
1441 Gardiner Lane
Louisville, Kentucky 40213
Attention: Investor Relations
Telephone: 1-502-874-1000
1-888-298-6986

Use of Proceeds

        YUM will receive proceeds from the purchase of common stock through YUM Direct only to the extent that such purchases are made directly from YUM and not from open-market purchases by AST. Any proceeds received by us (which cannot be estimated) will be used for general corporate purposes.

Legal Opinions

        The legality of the common stock covered by this prospectus has been passed on for YUM by Christian L. Campbell, Esq., Senior Vice President, General Counsel and Secretary of YUM. As of January 28, 2004, Mr. Campbell beneficially owns 6,642 shares of YUM common stock and options to purchase an additional 701,583 shares of YUM common stock, and has the right to receive 80,941.19 shares of YUM common stock under the Executive Income Deferral Plan. Mr. Campbell has options to purchase YUM common stock as a participant in an employee-benefit plan.

Experts

        The consolidated financial statements of YUM as of December 27, 2003, December 28, 2002, and December 29, 2001, and for each of the years in the three-year period ended December 27, 2003, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus is a part in reliance on the report of KPMG LLP, independent auditors, incorporated by reference in this prospectus and on the authority of such firm as experts in accounting and auditing.

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